Exhibit 16.1

July 25, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01(a) of LiveXLive Media, Inc.’s Form 8-K dated July 25, 2018, and we agree with the statements made in paragraphs 1, 2 and 3 therein as related to our firm. We have no basis on which to agree or disagree with other statements of the registrant therein.

Yours truly,

/s/ Weinberg & Company, P.A.

Los Angeles, California